UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 18, 2012

COMMONWEALTH REIT

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-332-3990

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report, the terms “we,” “us” and “our” refer to CommonWealth REIT.

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At a meeting of our board of trustees, or the Board, held on July 18, 2012, Patrick F. Donelan, the Independent Trustee in Group III of the Board, notified the Board that he wished to retire from the Board and its various committees.  Mr. Donelan advised the Board that the reasons for his decision were not the result of any disagreement with us.

The Board accepted Mr. Donelan’s resignation at the meeting, which was effective that day, and, pursuant to a recommendation of our Nominating and Governance Committee, elected Joseph L. Morea as the Independent Trustee in Group III of the Board to fill the vacancy created by Mr. Donelan’s retirement, effective as of July 18, 2012.  Mr. Morea was elected to fill the remainder of Mr. Donelan’s current term, which will expire at our 2013 annual meeting of shareholders. Mr. Morea was also appointed as a member of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee and as Chair of our Nominating and Governance Committee, in each case filling vacancies created by Mr. Donelan’s retirement.

Mr. Morea, age 57, has been a vice-chairman and managing director, serving as head of U.S. equity markets, at RBC Capital Markets, an investment bank that is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, since 2003.  From 2008 to 2009, Mr. Morea also served as the head of U.S. investment banking for RBC Capital Markets.  Previously, Mr. Morea was employed as an investment banker, including as a managing director and the co-head of U.S. equity capital markets at UBS, Inc., the chief operating officer and head of U.S. equity capital markets at PaineWebber, Inc. and a managing director in Smith Barney, Inc.’s equity capital markets. Prior to working as an investment banker, Mr. Morea was employed as a certified public accountant. RBC Capital Markets and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates and related entities.  It has received, and may in the future receive, customary fees and commissions from us for these transactions.  In addition, affiliates of RBC are lenders under our revolving credit facility and term loan agreement and receive payments thereunder in accordance with the terms of such facility and agreement.

The Board concluded that Mr. Morea is qualified to serve as one of our Independent Trustees based upon, among other things, his experience in and knowledge of the investment banking industry, his demonstrated leadership and management abilities, his experience in capital raising and strategic business transactions, his professional training, skills and expertise in, among other things, finance matters and his qualifying as an Independent Trustee in accordance with the requirements of the New York Stock Exchange, the Securities and Exchange Commission and our declaration of trust and bylaws.

For his service as a Trustee, Mr. Morea will be entitled the compensation we generally provide to our Trustees, with the annual cash fees pro rated.  A summary of our currently effective trustee compensation is filed as Exhibit 10.2 to our Current Report on Form 8-K dated May 8, 2012 and is incorporated herein by reference.  Consistent with those compensation arrangements, on July 18, 2012, we granted to Mr. Morea 2,000 of our common shares of beneficial interest valued at $19.27, the closing price of our common shares on the New York Stock Exchange on that day.

In connection with his appointment, we entered into an indemnification agreement with Mr. Morea, effective as of July 18, 2012, on substantially the same terms as the agreements previously entered into between us and each of our other Trustees.  We have previously filed a form of indemnification agreement entered into by our Trustees with us as Exhibit 10.3 to our Current Report on Form 8-K dated May 8, 2012, which form is incorporated herein by reference.

A copy of the press release that we issued on July 18, 2012 announcing the election of Mr. Morea is attached hereto as Exhibit 99.1.

Item 9.01.              Financial Statements and Exhibits.

(d)          Exhibits.

99.1         Press release dated July 18, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMONWEALTH REIT

	By:	/s/ John C. Popeo
	Name:	John C. Popeo
	Title:	Treasurer and Chief Financial Officer

Dated: July 18, 2012